FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
       ANNOUNCES ACQUISITION OF 128,000 SQUARE FEET OF RETAIL AND OFFICE
                                SPACE IN CHICAGO

      FOR IMMEDIATE RELEASE - Boston, Massachusetts- October 31, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has acquired 128,000 square feet of retail and office space in a mixed-use building together with 208 parking spaces in Chicago, Illinois. This acquisition was made through a joint venture in which First Union holds an 80% interest with the balance held by an affiliate of Marc Realty LLC, to whom First Union has previously made a number of secured loans. The gross purchase price for the space and parking spots was $27 million. In connection with this acquisition, First Union made a secured loan to the joint venture of $19.9 million, which loan bears interest at the prime rate. It is expected that a first mortgage loan will be obtained in the near-term to replace this loan. The balance of the purchase price was funded from capital contributions from First Union and its joint venture partner.

      Peter Braverman, the President of First Union, stated "we are excited about the opportunities that this investment provides us with and further strengthens our presence in the Chicago market and our relation with Marc Realty."

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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.